EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NTS Reports 3Q 2012 EBITDAS Increase of 31% to $3.1 Million

Fiber Business Grows 41.9% in the first nine months

Lubbock, TX – November 15, 2012 – NTS, Inc., f/k/a Xfone, Inc. (NYSE MKT/TASE: NTS) (“NTS” or the “Company”) announces results for the three and nine months ended September 30, 2012.

Revenues

Consolidated revenues for the quarter ended September 30, 2012 were $14.9 million, a 2.2% increase compared to $14.6 million in the quarter ended September 30, 2011, mainly attributed to the growth of the Company’s Fiber-To-The-Premises (“FTTP”) business.

Revenues from the Company’s FTTP business grew 39.2% to $4.8 million in the third quarter ended September 30, 2012, as compared to $3.4 million for the same prior year period. FTTP revenues represented 31.9% of consolidated revenues for the third quarter of 2012, as compared to 23.4% of consolidated revenues for the third quarter of 2011.  Sequentially, FTTP revenues grew 5.4% in the third quarter of 2012 as compared to FTTP revenues of $4.5 million in the second quarter of 2012.

For the first nine months of 2012, revenues from the Company’s FTTP business grew 41.9% to $13.3 million from $9.4 million in the first nine months of 2011. Consolidated revenues for the nine months ended September 30, 2012 were $44.9 million, an increase of 4.6% compared to consolidated revenues of $42.9 million for the nine months ended September 30, 2011.

Customer Expansion

The Company’s total number of FTTP customers as of September 30, 2012 was 9,104 compared to 6,620 FTTP customers as of September 30, 2011, representing an increase of 37.5%.

Average Revenue Per User for all of the Company’s fiber markets is approximately $418 per month for business customers and approximately $99 per month for residential customers.

The FTTP network build out is financed by $99.9 million in funds from the Federal Broadband Stimulus Program, of which 45.9% is in the form of grants and 54.1% is in the form of low cost long-term loans.

New Market Progress

During the third quarter, NTS expanded its fiber network to select areas of Wichita Falls, Texas and  began its sales launch targeting more than 1,000 potential business customers in that market.    Additionally, during the third quarter, NTS began signing up fiber customers in Plainview, Texas. The Company now has a fiber presence in 14 communities in Texas and continues to make solid progress marketing and signing up new subscribers in the communities it enters.  During the quarter, NTS continued construction on its FTTP network in southern Louisiana.  As the build out progresses, the fiber network will eventually include residential and business customers in the communities of Hammond, Ponchatoula, Natalbany, Tickfaw, Independence and Amite, Louisiana, adding approximately 11,500 FTTP passings.

Click Here to View FTTP Trendline Charts

EBITDAS

EBITDAS for the third quarter of 2012 was $3.1 million, a 31% increase over EBITDAS of $2.4 million in the same quarter last year and a 7.8% increase sequentially when compared to the second quarter of 2012. EBITDAS margin in the quarter ended September 30, 2012 was 20.7% compared to EBITDAS margin of 16.2% for the quarter ended September 30, 2011.  This is mainly attributed to the increase in higher margin FTTP revenues.  The Company uses EBITDAS to measure its profitability as the component of stock based compensation is a non-cash expense.

Net Income

For the quarter ended September 30, 2012, the Company reported a net loss from continued operations of $32 thousand or less than 1 cent per basic and diluted share, assuming 41,186,596 shares outstanding compared to net income of $1 million or $0.04 per basic and diluted share, assuming 21,119,488 shares outstanding for the quarter ended September 30, 2011.

For the quarter ended September 30, 2012, NTS recorded a net financing expense of $1.3 million compared to a net financing income of $421 thousand for the quarter ended September 30, 2011. The increase in the financial expenses was related to new advances of long-term loan from the United State Department of Agriculture and the valuation of the U.S. Dollar to the New Israeli Shekel.

For the nine months ended September 30, 2012, NTS reported a net loss of $298 thousand or a loss of $0.01 per basic and diluted share, assuming 41,186,596 shares outstanding compared to a net loss of $580 thousand or $0.03 per basic and diluted share, assuming 21,119,488 shares outstanding for the nine months ended September 30, 2011.

Mr. Guy Nissenson, Chairman, President and CEO of NTS commented, “Our strong third quarter results reflect our continued progress expanding our fiber network and most importantly, our ability to quickly add new customers as the network is established. As our high margin FTTP revenues increase, we are achieving higher consolidated revenues and improved margins resulting in significant growth in our EBITDAS.  Our fiber network is currently in 14 communities in Texas and during the third quarter, we launched our sales effort for our Wichita Falls ‘metro build’ specifically targeting more than 1,000 business customers.

“We are very pleased with our progress to date and are excited about the opportunities we see in the marketplace.  During the third quarter, we began to transition our focus to building our FTTP network in underserved areas of southern Louisiana where our FTTP network will add approximately 11,500 passings.  We look forward to bringing our products and service offerings to these new communities.”

Conference Call

The Company will host a conference call today, November 15, 2012 at 10:00 a.m. Eastern Time to discuss its financial results. The conference call may be accessed in the U.S. and Canada by dialing toll-free 1-877-407-8035.  International callers may access the call by dialing 1-201-689-8035.

A replay of the teleconference will be available for 30 days after the call and may be accessed domestically by dialing 1-877-660-6853 and international callers may dial 1-201-612-7415.  Callers must enter account number 404002.

To access the live webcast, log onto the NTS website at http://www.ntscom.com. The webcast can also be accessed at http://www.InvestorCalendar.com.  An online replay will be available shortly after the call.

About NTS

NTS is a provider of high speed broadband services, including internet access, digital cable TV programming and local and long distance telephone service to residential and business customers in northern Texas and southeastern Louisiana.  NTS' Fiber-To-The-Premise (FTTP) network provides one of the fastest internet connections available.  For the Company's website, please visit: www.ntscom.com.

In addition to disclosing financial measures prepared in accordance with Accounting Principles Generally Accepted in the US (GAAP), this press release and the accompanying tables contain the following non-GAAP financial measures: non-GAAP EBITDAS (non-GAAP earnings before interest, taxes, depreciation, amortization and stock-based compensation, other expenses, acquisition costs and non-recurring loss). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

There are a number of limitations related to the use of non-GAAP EBITDAS. First, these non-GAAP financial measures exclude depreciation and amortization expenses that are recurring and significant non-recurring expenses. Depreciation and amortization have been, and will continue to be for the foreseeable future, a significant recurring expense with an impact upon our company notwithstanding the lack of immediate impact upon cash. Second, there is no assurance the components of the costs that we exclude in our calculation of non-GAAP operating loss do not differ from the components that our peer companies exclude when they report their results of operations. Third, there is no assurance we will avoid further non-recurring costs associated with other balance sheet items. Our management compensates for these limitations by providing specific reconciliation of GAAP amounts to these non-GAAP financial EBITDAS and evaluating these non-GAAP financial measures together with their most directly comparable financial measures calculated in accordance with GAAP. Readers should note the chart at the end of this release which sets forth how we calculate the non-GAAP EBITDAS.

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." NTS' financial and operational results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Contact Details:

Investor Relations Contact John G. Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) Tel: 1.203.972.9200. E-mail: jnesbett@institutionalms.com	Company Contact Niv Krikov, CFO Tel: 1.806.771.1181 E-mail: niv@ntscominc.com

NTS, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2012		2011	2012	2011
Revenues
Services on Fiber-To-The-Premise network	$4,755,779		$3,417,271	$13,341,551	$9,403,832
Leased local loop services and other	10,170,267		11,184,371	31,592,883	33,554,184
Total Revenues	14,926,046		14,601,642	44,934,434	42,958,016

Expenses
Cost of services (excluding depreciation and amortization shown below)	6,734,583		7,063,847	20,677,513	20,925,151
Selling, general and administrative	5,165,190		5,202,866	15,738,473	15,730,833
Depreciation and amortization	1,813,006		1,453,983	4,799,447	3,850,446
Financing expenses (income), net	1,324,054		(421,121)	3,884,990	2,831,573
Other expenses (income), net	69,701		115,453	447,577	405,299
Total Expenses	15,106,534		13,415,028	45,548,000	43,743,302

Income (loss) from continued operations before taxes	(180,488)		1,186,614	(613,566)	(785,286)

Income tax benefit (expense)	148,913		(177,952)	315,735	342,567

Net Income (loss) from continued operations	(31,575)		1,008,662	(297,831)	(442,719)

Loss from discontinued operations in Israel, before taxes	-		(137,535)	-	(137,535)

Net income (loss)	$(31,575)		$871,127	$(297,831)	$(580,254)

Basic and diluted income (loss) per share:
Income (loss) from continued operations	$(0.00)	*	$0.05	$(0.01)	$(0.02)
Loss from discontinued operations	-		(0.01)	-	(0.01)
Basic and diluted income (loss) per share	$(0.00)	*	$0.04	$(0.01)	$(0.03)

Basic and diluted weighted average number of shares outstanding	41,186,596		21,119,488	41,186,596	21,119,488

* represent amount less than $0.01.

Reconciliation of EBITDAS to Net income (loss) applicable to common stockholders as it is presented on the Condensed Consolidated
Statements of Operations for NTS, Inc.

	Three months ended		Nine months ended
	September 30,		September 30, ,
	2012	2011	2012	2011

Net income (loss)	$(31,575)	$871,127	$(297,831)	$(580,254)

Depreciation and amortization	1,813,006	1,453,983	4,799,447	3,850,446
Compensation in connection with the issuance of warrants and options	64,389	24,567	143,535	166,194
Financing expense , net	1,324,054	(421,121)	3,884,990	2,831,573
Other expenses	69,701	115,453	447,577	405,299
Income tax expense (benefit)	(148,913)	177,952	(315,735)	(342,567)
Loss from discontinued operations in Israel, before taxes	-	137,535	-	137,535

EBITDAS	$3,090,662	$2,359,496	$8,661,983	$6,468,226